NB CAPITAL CORPORATION

                            ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:

                  FIRST: The undersigned, James J. Hanks, Jr., whose address is 300 East Lombard Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

                  SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

                                         NB Capital Corporation

                  THIRD: The Corporation is formed for the purpose of carrying on any lawful business.

                  FOURTH: The address of the principal office of the Corporation in this State is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr.

                  FIFTH: The name and address of the resident agent of the Corporation are James J. Hanks, Jr., c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

                  SIXTH: The total number of shares of stock which the Corporation has authority to issue is 1,000 shares, $.01 par value per share, all of one class. The aggregate par value of all authorized shares having a par value is $10.00.

                  SEVENTH: The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the-Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial director is:

                                        Real Raymond

                  EIGHTH: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

                          (b) The Board of Directors of the Corporation may
authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter


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                                       -2-

authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

                          (c) The Board of Directors of the Corporation may, by
articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

                  NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

                  TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                  IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act, on this 20th day of August, 1997.


                                                /s/ James J. Hanks, Jr.
                                                ----------------------------
                                                James J. Hanks, Jr.

                             NB CAPITAL CORPORATION

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                  FIRST: NB Capital Corporation, a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

                  SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                  INCORPORATION

                  The undersigned, James J. Hanks, Jr., whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

                  The name of the corporation (the "Corporation") is:

                             NB Capital Corporation

                                   ARTICLE III

                              PURPOSE AND DURATION

                  The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                  The Corporation's existence will be perpetual, except that effective as of the close of business on the date that the Corporation delivers the notice of an Exchange Event (as defined herein) pursuant to Section 6.6.4(d) hereof, without the need for any approval by the Board of Directors of the Corporation (the "Board of Directors") or the stockholders of the Corporation, the existence of the Corporation shall terminate and the Corporation will be liquidated and its affairs wound up in accordance with the procedures set forth in Title 3,


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                                        2

Subtitle 5 of the Maryland General Corporation Law (the "MGCL") relating to forfeiture of the charter of a corporation and expiration of corporate existence.

                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

                  The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

                                    ARTICLE V

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

                  Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. At all times that any shares of Series A Preferred Stock (as defined herein) are outstanding, at least two of the directors shall be Independent Directors (as defined herein). The names of the directors who shall serve until their successors are duly elected and qualify are:

                                     Michael Hanley
                                     Alain Michel
                                     Real Raymond
                                     Francois Bourassa
                                     Roger Smock

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

                  Section 5.2 Extraordinary Actions. Except as specifically provided in Section 6.6, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of


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                                        3

votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

                  Section 5.3  Authorization by Board of Certain Matters.

                  Section 5.3.1 Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

                  Section 5.3.2 Filing Voluntary Petition of Bankruptcy. Approval by two thirds of the members of the Board of Directors is required in order for the Corporation to file a voluntary petition of bankruptcy.

                  Section 5.4 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

                  Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a precedecessor of the Corporation.

                  Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant tothe direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be


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                                        4

final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

                  Section 5.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to
Section 856(g) of the Code; provided, however, that as long as any shares of Series A Preferred Stock (as defined in Section 6.1) remain outstanding, any such determination may not be made without the approval of a majority of the Independent Directors. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in
Article VII is no longer required for REIT qualification.

                  Section 5.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of at least two thirds of the votes entitled to be cast in the election of directors.

                  Section 5.9 Advisory Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

                                   ARTICLE VI

                                      STOCK

                  Section 6.1 Authorized Shares. Subject to the last sentence of this paragraph, the Corporation has authority to issue 10,001,000 shares of stock, consisting of 1,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), of which 300,000 shares are classified as 8.35% Noncumulative Exchangeable Preferred Stock, Series A (the "Series A Preferred Shares"), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as set forth in Section 6.6; and 1,000 shares are classified as Adjustable Rate Cumulative Senior Preferred Stock (the "Senior Preferred Shares"), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as set forth in Section
6.7. The aggregate par value of all authorized shares of stock having par value is $100,010. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 6.2, 6.3 and 6.4, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

                  Section 6.2 Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

                  Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

                  Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation;
(b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and


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                                        6

Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

                  Section 6.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

                  Section 6.6  Series A Preferred Shares.

                  Section 6.6.1 Liquidation Value and Rank. Each Series A Preferred Share shall have a stated liquidation value of $1,000.00 per share, plus an amount per share equal to the quarterly accrued and unpaid dividend, if any, thereon to the date of liquidation, without interest. The Series A Preferred Shares shall rank prior to all classes or series of common stock of the Corporation (collectively, "Common Stock") and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities of the Corporation are collectively referred to herein as the "Junior Stock"), other than any class or series of equity securities of the Corporation expressly designated as ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Corporation. The Series A Preferred Shares shall be junior to the Senior Preferred Shares and the creditors of the Corporation. The Series A Preferred Shares shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Charter.

                  Section 6.6.2  Dividends.

                  (a) Payment of Dividends. Holders of Series A Preferred Shares shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, noncumulative cash dividends at an annual rate of 8.35% of the $1,000.00 stated liquidation preference per share ($83.50 per share per annum), and no more. Such noncumulative cash dividends shall be payable, if authorized and declared, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, or, if such day is not a Business Day (as defined herein), on the next Business Day (each such date, a "Dividend Payment Date"). Each authorized and declared dividend shall be payable to holders of record of the Series A Preferred Shares as they appear on the stock books of the Corporation at the close of business on such record dates, not more than 45 calendar days nor less than ten calendar days preceding the Dividend Payment Date therefor, as


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                                        7

determined by the Board of Directors (each such date, a "Record Date"); provided, however, that if the date fixed for redemption of any of the Series A Preferred Shares occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Quarterly dividend periods (each, a "Dividend Period") shall commence on and include the first day, and shall end on and include the last day, of the calendar quarter in which the corresponding Dividend Payment Date occurs; provided, however, that the first Dividend Period (the "Initial Dividend Period") shall commence on and include September 3, 1997 and shall end on and include December 31, 1997.

                  The amount of dividends payable on each share outstanding on a Record Date for the Series A Preferred Shares for each full Dividend Period shall be $20.875. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Series A Preferred Shares (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months, provided, however, that in the event of the Automatic Exchange (as defined herein), any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange (as defined herein) shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares (as defined herein).

                  Holders of the Series A Preferred Shares shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series A Preferred Shares authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series A Preferred Shares.

                  (b) Dividends Noncumulative. The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series A Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any future Dividend Period.

                  (c) Priority as to Dividends. If full dividends on the Series A Preferred Shares for any dividend period shall not have been authorized, declared and paid, or authorized, declared and a sum sufficient for the payment thereof set apart for such payments, no dividends shall be authorized, declared or paid or set aside for payment with respect to the Common Stock or any other stock of the Corporation ranking junior to or on parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or


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                                        8

any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Series A Preferred Shares have been (i) authorized, declared and paid for three consecutive dividend periods and (ii) authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for the fourth consecutive dividend period.

                  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Shares and any Parity Stock, dividends authorized and declared on the Series A Preferred Shares and Parity Stock shall be authorized and declared pro rata so that the amount of dividends authorized and declared per Series A Preferred Share and such Parity Stock shall in all cases bear to each other the same ratio that full dividends, for the then current Dividend Period, per Series A Preferred Share (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on such Parity Stock bear to each other.

                  No dividend shall be paid or set aside for holders of Series A Preferred Shares for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of equity securities of the Corporation, if any, ranking prior to the Series A Preferred Shares as to dividends for such Dividend Period.

                  (d) Any reference to "dividends" or "distributions" in this
Section 6.6.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

                  Section 6.6.3  Optional Redemption.

                  (a) General. The Series A Preferred Shares are not subject to mandatory redemption, and except as hereinafter provided in Section 6.6.3(b), are not subject to optional redemption by the Corporation prior to September 3, 2007. On or after September 3, 2007, the Series A Preferred Shares may be redeemed by the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, at its option, in whole or in part, at any time or from time to time, upon notice as provided in subsection (c) of this Section 6.6.3, at the redemption prices (expressed as a percentage of the $1,000.00 per share liquidation preference) set forth below in cash, plus the quarterly accrued and unpaid dividend, if any, thereon to the date fixed for redemption, without interest:


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                                        9


If Redeemed During                                 Redemption  Price  Per
the 12-month Period                                Share of the Series A
Beginning September 3,                             Preferred Shares
----------------------                             ---------------------

2007.................................................        104.1750%
2008.................................................        103.7575
2009.................................................        103.3400
2010.................................................        102.9225
2011.................................................        102.5050
2012.................................................        102.0875
2013.................................................        101.6700
2014.................................................        101.2525
2015.................................................        100.8350
2016.................................................        100.4175
2017 and thereafter..................................        100.0000

                  The aggregate redemption price payable to each holder of record of Series A Preferred Shares to be redeemed shall be rounded to the nearest cent ($.01).

                  If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Corporation will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Series A Preferred Shares are then listed.

                  Any such redemption must comply with applicable capital distribution regulations of The Office of the Superintendent of Financial Institutions of Canada (the "Superintendent"), which may prohibit a redemption and will require the Superintendent's prior written approval. Unless full dividends on the Series A Preferred Shares have been, or contemporaneously are, authorized, declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for the then current Dividend Period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are redeemed and the Corporation shall not purchase or otherwise acquire any Series A Preferred Shares; provided, however, that the Corporation may purchase or acquire Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

                  If redemption is being effected by the Corporation, on and after the date fixed for redemption, dividends shall cease to accrue on the Series A Preferred Shares called for redemption, and such shares shall be deemed to cease to be outstanding, provided that the redemption price (including the quarterly accrued and unpaid dividends, if any, thereon to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption


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                                       10

is being effected by an entity other than the Corporation, on and as of the date fixed for redemption, such entity shall be deemed to own the Series A Preferred Shares being redeemed for all purposes of this Charter, provided that the redemption price (including the amount of any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

                  (b) Tax Event. The Corporation will have the right, on or after September 3, 2002 and prior to September 3, 2007, at any time upon the occurrence of a Tax Event (as defined herein), to redeem the Series A Preferred Shares, in whole, but not in part, upon notice as provided in subsection (c) of this Section 6.6.3, at a redemption price per share equal to the sum of (i) the quarterly accrued and unpaid dividend to the date of redemption plus (ii) the Make-Whole Amount (as defined herein). Any such redemption must comply with applicable capital contribution regulations of the Superintendent, which may prohibit a redemption and will require the Superintendent's prior written approval.

                  "Adjusted Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined herein), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined herein) for such prepayment date plus 0.50%.

                  "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent (as defined herein) as having a maturity comparable to the Make- Whole Term (as defined herein) that would be utilized, at the time of selection and -in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Make-Whole Term.

                  "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotation for U.S. Government Securities" (or any successor release) or (ii) if such release is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Corporation obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

                  "Make-Whole Amount" means, with respect to a Series A Preferred Share, the greater of (i) 100% of the Maturity Amount of such Series A Preferred Share and (ii) the sum of the present values of the remaining scheduled payments of dividends on such Series A Preferred Share to September 3, 2007, plus the present value of the Maturity Amount at


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                                       11

September 3, 2007, discounted to the date fixed for redemption of such Series A Preferred Share (the "Redemption Date") on a quarterly basis (assuming a 360-day year consisting of 30- day months), computed using a discount rate equal to the Adjusted Treasury Rate.

                  "Make-Whole Term" means the period from the Redemption Date to September 3, 2007.

                  "Maturity Amount" means the liquidation preference of the Series A Preferred Shares.

                  "Quotation Agent" means the Reference Treasury Dealer (as defined herein) appointed by the Corporation.

                  "Reference Treasury Dealer" means (i) Merrill Lynch Government Securities, Inc. and their respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Corporation shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Corporation.

                  "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Corporation, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Corporation by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

                  "Tax Event" means the receipt by the Corporation of an opinion of a nationally recognized legal counsel to the Corporation, experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement or intent to adopt such procedures or regulations) (each, an "Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of any such Administrative Action or any interpretation or pronouncement that provides for a position with respect to any such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after August 22, 1997, there is more than an insubstantial risk that (A) dividends paid or to be paid by the Corporation with respect to the stock of the

Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes or (B) the corporation is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges and shall include an assessment by the Internal Revenue Service that (a) dividends paid or to be paid by the Corporation with respect to the stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes or (b) the Corporation is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

                  (c) Notice of Optional Redemption. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price and (iii) a statement that dividends on the Series A Preferred Shares (A) to be redeemed by the Corporation will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Corporation will thereafter accrue solely for the benefit of such entity, shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of Series A Preferred Shares to be redeemed at his or her address as the same shall appear on the stock ledger of the Corporation. If less than all of the Series A Preferred Shares owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

                  If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation (or other entity as provided in subsection (a) of this Section 6.6.3) separate and apart from its other funds in trust for the account of the holders of Series A Preferred Shares to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Series A Preferred Shares so called for redemption shall not have been surrendered for cancellation or transfer, the Series A Preferred Shares (i) so called for redemption by the Corporation shall be deemed to be no longer outstanding and all rights with respect to such Series A Preferred Shares so called for redemption shall forthwith cease and terminate, or (ii) so called for redemption by an entity other than the Corporation shall be deemed owned for all purposes of this Charter by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation or such other entity) of their certificates.

                  In the event that holders of Series A Preferred Shares that shall have been redeemed shall not within two years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.

                  (d) Status of Shares Redeemed. Series A Preferred Shares redeemed pursuant to this Section 6.6.3, purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series A Preferred Shares.

                  Section 6.6.4  Automatic  Exchange.

                  (a) General. Subject to the terms and conditions of this
Section 6.6.4, each Series A Preferred Share will be exchanged automatically (the "Automatic Exchange") for one newly issued share of 8.45% Noncumulative First Preferred Shares, Series Z, without par value (a "Bank Preferred Share"), of National Bank of Canada (the "Bank"). The issuance of the Bank Preferred Shares has been duly authorized by the Board of Directors of the Bank. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Bank Preferred Shares shall be as set forth in the resolutions adopted by the Board of Directors of the Bank on August 15, 1997, which have been filed with the Superintendent. All corporate action necessary for the Bank to issue the Bank Preferred Shares as of the Time of Exchange was completed prior to or immediately following completion of the offering of the Series A Preferred Shares.

                  (b) Conditions of Exchange. The Automatic Exchange will occur
(i) immediately prior to such time, if any, at which the Bank fails to declare and pay or set aside for payment when due any dividend on any issue of its cumulative First Preferred Shares or the Bank fails to pay or set aside for payment when due any declared dividend on any of its non-cumulative First Preferred Shares, (ii) in the event that the Bank has a Tier 1 risk-based capital ratio, as defined in guidelines issued by the Superintendent, of less than 4.0% or a total risk- based capital ratio of less than 8.0%, (iii) in the event that the Superintendent takes control of the Bank pursuant to the Bank Act (Canada), as amended (the "Bank Act"), or proceedings are commenced for the winding-up of the Bank pursuant to the Winding-up and Restructuring Act (Canada), or (iv) in the event that the Superintendent, by order, directs the Bank to act pursuant to subsection 485(3) of the Bank Act and the Bank elects to cause the exchange (each, an "Exchange Event").

                  (c) Surrender of Certificates. Upon an Exchange Event, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series A Preferred Share held by such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series A Preferred Share a certificate representing one Bank Preferred Share.

                  (d) Effectiveness of and Procedure for Exchange. The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the effective date of an Exchange Event as set forth in the requirements of the Superintendent, or, if such date is not set forth in such requirements, as of 8:00 a.m. Eastern Time on the earliest possible date such exchange could occur consistent with such requirements (the "Time of Exchange"), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Exchange, all of the Series A Preferred Shares will be deemed canceled without any further action on the part of the Corporation or any other Person, all rights of the holders of the Series A Preferred Shares as stockholders of the Corporation shall cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. Notice of the occurrence of the Exchange Event shall be given by first-class mail, postage prepaid, mailed within 30 days of such event, to each holder of record of the Series A Preferred Shares, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall indicate the place or places where certificates for the Series A Preferred Shares are to be surrendered by the holders thereof, and the Bank shall deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for the Series A Preferred Shares. Until such replacement share certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the Series A Preferred Shares shall be deemed for all purposes to represent Bank Preferred Shares.

                  (e) Status of Shares Redeemed; Treatment of Dividends. Any Series A Preferred Shares purchased or redeemed by the Corporation in accordance with Section 6.6.3 hereof prior to the Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic Exchange. In the event of the Automatic Exchange, any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares.

                  Section 6.6.5  Liquidation Value.

                  (a) Liquidating Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred shares shall be entitled to receive for each share thereof, out of the assets of the Corporation legally available for distribution to stockholders under applicable law, or the proceeds thereof, before any payment or distribution of the assets shall be made to holders of shares of Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the Corporation's general creditors), liquidating distributions in the amount of $1,000.00 per share, plus an amount per share equal to the quarterly accrued and unpaid dividend, if any, thereon to the date of liquidation, without interest.

                  If the amounts available for distribution in respect of Series A Preferred Shares and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Series A Preferred Shares and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Shares will not be entitled to any further participation in any liquidating distribution of any remaining assets by the Corporation. All distributions made in respect of Series A Preferred Shares in connection with such a liquidation, dissolution or winding up of the Corporation shall be made pro rata to the holders entitled thereto.

                  (b) Consolidation, Merger or Certain Other Actions. Neither the consolidation, merger or other business combination of the Corporation with or into any other person, nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.6.5.

                  Section 6.6.6  Voting Rights.

                  (a) General. Except as expressly provided in this Section 6.6.6, holders of Series A Preferred Shares shall have no voting rights. When the holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share will be entitled to one vote.

                  (b) Right to Elect Directors. If, at the time of any annual meeting of the Corporation's stockholders for the election of directors, the Corporation has failed to pay or failed to authorize and declare and set aside for payment a quarterly dividend on any series of Preferred Stock of the Company, including the Series A Preferred Shares, the maximum authorized number of directors of the Corporation shall thereupon be increased by two if not already increased by two pursuant to this Section 6.6.6(b). Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of Series A Preferred Shares, voting together as a class with the holders of outstanding shares of each series of Preferred Stock entitled to vote on the matter, shall have the exclusive right to elect the two additional directors (each a "Preferred Director") to serve on the Board of Directors at each such annual meeting. Each Preferred Director elected by the holders of shares of the Preferred Stock shall continue to serve as a director until the later of (i) the full term for which he or she shall have been elected or (ii) the payment of one quarterly dividend on the Preferred Stock, including the Series A Preferred Shares. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at a meeting of the Corporation's stockholders, or of the holders of the Series A Preferred Shares and all other series of Preferred Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series A Preferred Shares shall not have been paid for the preceding quarterly Dividend Period, (i) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause
(ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Shares and Parity Stock entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Any Preferred Director will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors.

                  (c) Certain Voting Rights. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of each series of Preferred Stock, including the Series A Preferred Shares, will be required (i) to create any class or series of stock, other than the Senior Preferred Shares, which shall, as to dividends or distribution of assets, rank prior to or on a parity with any outstanding series of Preferred Stock other than a series which shall not have any right to object to such creation or (ii) to alter or change the provisions of the Charter (including the terms of the Series A Preferred Shares) so as to adversely affect the preferences, conversion, exchange or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemptions of the holders of a series of Preferred Stock to any material extent; provided that if such amendment shall not adversely affect all series of Preferred Stock, such amendment need only be approved by at least two-thirds of the holders of shares of all series of Preferred Stock adversely affected thereby.

                  (d) Notwithstanding the provisions of Section 6.6.6(c), the holders of Series A Preferred Shares shall have no voting rights in connection with the Board of Directors' exercise of its authority pursuant to Section 6.7 to set the preferences, conversion, exchange or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Senior Preferred Shares.

                  Section 6.6.7  Independent Directors.

                  (a) Number; Definition. As long as any Series A Preferred Shares are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, "Independent Director" means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or a current director, officer or employee of the Bank or any affiliate of the Bank, or (ii) a Preferred Director.

                  (b) Approval of Independent Directors. As long as any Series A Preferred Shares are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent
Directors: (i) the issuance of additional Preferred Stock ranking on a parity with the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Corporation, (ii) the modification of the Corporation's general distribution policy or the authorization of any distribution in respect of the Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Corporation's "REIT taxable income," as defined in Section 857(b)(2) of the Code (excluding capital gains), for such year plus net capital gains of the Corporation for that year, (iii) the acquisition of Mortgage Assets other than obligations which are comparable to the Initial Mortgage Assets, Mortgage Loans, interests in Mortgage Loans and Partnership Interests, (iv) the redemption of any shares of Common Stock, (v) the renewal, termination or modification of the Advisory Agreement or the Servicing Agreement or the subcontracting of any duties thereunder to third parties unaffiliated with the Bank, and (vi) the determination to revoke the Corporation's status as a real estate investment trust under Sections 856 through 860 of the Code. So long as the number of Independent Directors is two, the foregoing actions must be approved by both of the Independent Directors.

                  "Initial Mortgage Assets" means Mortgage Assets consisting of obligations issued by NB Finance, Ltd., a corporation formed under the laws of Bermuda that is a wholly owned subsidiary of the Bank, that are recourse only to the Initial Mortgage Loans and that are secured by real property that is located in Canada.

                  "Initial Mortgage Loans" means Mortgage Loans acquired from the Bank.

                  "Mortgage Assets" means obligations secured by real property, as well as certain other assets eligible to be held by REITs, such as cash, cash equivalents and securities, including shares or interests in other REITs.

                  "Mortgage Loans" means loans consisting of Canada Mortgage and Housing Corporation insured residential first mortgages.

                  "Partnership Interests" means limited partnership interests which the Corporation may from time to time acquire in partnerships the only activities of which are the purchase and ownership of Mortgage Loans.

                  (c) Determination by Independent Directors. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series A Preferred Shares. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.

                  Section 6.6.8 No Conversion Rights. The holders of Series A Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.

                  Section 6.6.9 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A Preferred Shares.

                  Section 6.6.10 Preemptive or Subscription Rights. No holder of Series A Preferred Shares of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

                  Section 6.6.11 No Other Rights. The Series A Preferred Shares shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Charter or as otherwise required by law.

                  Section 6.6.12 Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series A Preferred Shares and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsection (a) of Section
6.6.3 hereof) of Series A Preferred Shares shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

                  Section 6.7 Senior Preferred Shares. The Board of Directors may, prior to the issuance of Senior Preferred Shares, (i) set or change, subject to the provisions of Article VII, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of the Senior Preferred Shares; and (ii) cause the Corporation to file articles supplementary relating thereto with the State Department of Assessments and Taxation of Maryland ("SDAT").

                                   ARTICLE VII

                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

                  Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

                  Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

                  Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

                  Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  Charter. The term "Charter" shall mean the charter of the Corporation, as that term is defined in the MGCL.

                  Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," "Constructively Own" and "Constructively Owned" shall have the correlative meanings.

                  Excepted Holder. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

                  Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to
         Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to
         Section 7.2.7.

                  Initial Date. The term "Initial Date" shall mean the date upon which the Articles of Amendment and Restatement containing this Article VII are filed with the SDAT.

                  Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

                  NYSE.  The term "NYSE" shall mean the New York Stock Exchange.

                  Ownership Limit. The term "Ownership Limit" shall mean not more than five percent in value of any issued and outstanding class or series of Preferred Stock. The value of the outstanding shares of Preferred Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

                  Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

                  Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

                  REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

                  Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

                  Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Preferred Stock or the right to vote or receive dividends on Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Preferred Stock or any interest in Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

                  Trust. The term "Trust" shall mean any trust provided for in
         Section 7.3.1.

                  Trustee. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

                  Section 7.2  Capital Stock.

                  Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

                  (a) Basic Restrictions.

                  (i) Except as otherwise provided in Section 7.2.7, (1) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Excepted Holder Limit for such Excepted Holder.

                  (ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                  (iii) After December 31, 1997, notwithstanding any other provisions contained herein (except Section 7.4), any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

                  (b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

                  (i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                  (ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

                  Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or nonaction) by the Board of Directors or a committee thereof.

                  Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

                  Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

                  (a) every owner of more than 0.5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of any class or series of Preferred Stock, within 30 days after June 30 and December 31 of each year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Preferred Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the ownership Limit; and

                  (b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or government authority or to determine such compliance.

                  Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

                  Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this
Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

                  Section 7.2.7  Exceptions.

                  (a) Subject to Section 7.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if:

                  (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

                  (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section

         856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

                  (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2,6) will result in such shares of Preferred Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

                  (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                  (c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Preferred Stock (or securities convertible into or exchangeable for Preferred Stock) may Beneficially Own or Constructively Own shares of Preferred Stock (or securities convertible into or exchangeable for Preferred Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

                  (d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

                  Section 7.2.8 Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Ownership Limit.

                  Section 7.2.9 Legend. Each certificate for shares of Preferred Stock shall bear substantially the following legend:

                  The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially Own or Constructively Own shares of Preferred Stock of the Corporation in excess of five percent of the value of any issued and outstanding class or series of Preferred Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Preferred Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

                  Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

                  Section 7.3  Transfer of Capital Stock in Trust.

                  Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

                  Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

                  Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section
7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

                  Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                  Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in
Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this
Article VII.

                  Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

                  Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                                   AMENDMENTS

                  The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Subject to the rights of the holders of shares of Series A Preferred Stock set forth in Section 6.6, any amendment to the Charter shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Any amendment to Section 6.6 of the Charter shall be valid only if approved as provided therein.

                                   ARTICLE IX

                             LIMITATION OF LIABILITY

                  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                  THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

                  FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

                  FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

                  SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

                  SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, $.01 par value per share, all of one class. The aggregate par value of all shares of stock having par value was $10.00.

                  EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 10,001,000, consisting of 1,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share, of which 300,000 shares are classified as Series A Preferred Shares, and 1,000 shares are classified as Senior Preferred Shares. The aggregate par value of all authorized shares of stock having par value is $100,010.

                  NINTH: The amendment to and restatement of the charter as hereinabove set forth shall be effective as of 9:00 a.m., New York City time, on Wednesday, September 3, 1997.

                  TENTH: The undersigned Vice President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Vice-President and attested to by its Vice-President - Legal and Secretary on this 28th day of August, 1997.

ATTEST:                                     NB CAPITAL CORPORATION



/s/ Francois Bourassa                       By:/s/ Martin Ouellet        ((SEAL)
------------------------------------           --------------------------
Francois Bourassa                           Martin Ouellet
Vice-President - Legal and Secretary        Vice-President